                                DISTRIBUTION PLAN
                               BISHOP STREET FUNDS
                                 RETAIL CLASS B

     WHEREAS, Bishop Street Funds (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Trust and the owners of units (the "shares") of beneficial interest (the "Shareholders") in the Trust;

     NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

     SECTION 1. The Trust has adopted this Retail Class B Distribution Plan (the "Plan") to enable the Trust to directly or indirectly bear expenses relating to the distribution of Retail Class B shares of the Bishop Street High Grade Income, Bishop Street Hawaii Tax-Free, Bishop Street Equity and Bishop Street Money Market Funds and such other Funds of the Trust as may be added to the Plan and listed on a Schedule A attached hereto (each a "Fund") of which the Trust is the issuer.

     SECTION 2. The Trust will pay the Distributor a fee at the annual rate specified on Schedule A hereto. The Distributor of the Class B shares of each Fund may retain all or a part of this fee as compensation for distribution or shareholder services it provides or it may use such fees for compensation of broker/dealers and other financial institutions and intermediaries that provide distribution or shareholder services as specified by the Distributor. The actual fee to be paid by the Distributor to broker/dealers and financial institutions and intermediaries will be negotiated based on the extent and quality of services provided.

     SECTION 3. This Plan shall not take effect as to a Fund until it has been approved (a) by a vote of at least a majority of the outstanding Retail Class B shares of such Fund; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined herein), cast in person at a meeting of the Board of Trustees called for the purpose of voting on this Plan or such agreement.

     SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 3 herein for the approval of this Plan.

     SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or, with respect to Retail Class B shares of a Fund, by vote of a majority of the Retail Class B shares of the Fund. Termination by the Retail Class B shareholders of a Fund will not affect the validity of this Plan with respect to Retail Class B shares of any other Fund.

     SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or with respect to Retail Class B shares of a Fund, by vote of a majority of the Retail Class B shares of the Fund, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 8.  This Plan may be amended in the manner provided in part (b) of
Section 3 herein for the approval of this Plan; provided, however, that the plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof with respect to the Retail Class B shares of a Fund without the approval of Shareholders holding a majority of the outstanding Retail Class B shares of such Fund of the Trust.

     SECTION 9. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

     SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     SECTION 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

January 27, 1995

                       SCHEDULE A DATED JANUARY 27, 1995
                                     TO THE
                               BISHOP STREET FUNDS
                                 RETAIL CLASS B
                             DISTRIBUTION PLAN DATED
                                JANUARY 27, 1995

The Distributor receives a fee, paid on a monthly basis, as set forth below. This fee is calculated based on the annual rate said below, applied to the average daily net assets of the Fund.

FUND                                                         FEE
----                                                         ---

Bishop Street High Grade Income Fund                        .25%

Bishop Street Hawaii Tax-Free Fund                          .25%

Bishop Street Equity Fund                                   .25%

Bihop Street Money Market Fund                              .10%

                       SCHEDULE B DATED FEBRUARY    , 1996
                                     TO THE
                               BISHOP STREET FUNDS
                                 RETAIL CLASS B
                             DISTRIBUTION PLAN DATED
                                JANUARY  27, 1995

The Distributor receives a fee, paid on a monthly basis, as set forth below. This fee is calculated based on the annual rate said below, applied to the average daily net assets of the Fund.


FUND                                                         FEE
----                                                         ---

Bishop Street High Grade Income Fund                        .25%

Bishop Street Hawaii Tax-Free Fund                          .25%

Bishop Street Equity Fund                                   .25%

Bishop Street Money Market Fund                             .10%

Bishop Street Treasury Money Market Fund                    .10%